Exhibit 10.2

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

JPE MANAGEMENT HOLDINGS LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

DATED AS OF FEBRUARY 1, 2017

THE OFFER OR SALE OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES ACTS OR OTHER SIMILAR STATUTES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS.  THE OFFER, SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH OFFER, SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.  BY ACQUIRING THE MEMBERSHIP INTERESTS IN JPE MANAGEMENT HOLDINGS LLC, EACH MEMBER REPRESENTS THAT IT HAS ACQUIRED THE MEMBERSHIP INTERESTS FOR INVESTMENT AND THAT IT WILL NOT OFFER, SELL OR OTHERWISE DISPOSE OF THE MEMBERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH TRANSFER, AND THE REQUIREMENTS OF THIS AGREEMENT.

5.8	Classification	20
5.9	Subsidiaries	20

	Article 6

Rights of Members		20

6.1	Rights of Members	20
6.2	Limitations on Members	20
6.3	Liability to Third Parties	22
6.4	Action by Members	22

	Article 7

Books, Reports, Budget, Expenses AND Confidentiality		21

7.1	Books and Records; Capital Accounts	21
7.2	Bank Accounts	22
7.3	Confidentiality	22

	Article 8

Winding Up, Liquidation and Termination		23

8.1	Winding Up	23
8.2	Liquidation and Termination	23

	Article 9

Transfer of Interests		24

9.1	Limitation on Transfer	24
9.2	Related Parties	25
9.3	Transferees	25

	Article 10

Miscellaneous		25

10.1	No Fiduciary Duties	25
10.2	Notices	25
10.3	Entire Agreement	26
10.4	Governing Law and Waiver of Jury Trial	26
10.5	Waiver of Action for Partition	26
10.6	Successors and Assigns	26
10.7	Amendment. This Agreement may be amended only by the written agreement of the Manager and Quantum.	26
10.8	Counterparts	26
10.9	Further Assurances	26
10.10	No Waiver	26
10.11	Severability	27
10.12	Public Statements	27
10.13	No Third Party Beneficiaries	27
10.14	Execution in Writing	27
10.15	Reimbursement of Expenses	27

SCHEDULES

Schedule I                                      Members and Certain Information

EXHIBITS

Exhibit A                                          Allocations and Tax Procedures

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
JPE MANAGEMENT HOLDINGS LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of JPE Management Holdings LLC (the “Company”), is executed and agreed to as of February 1, 2017 (the “Effective Date”) by and among the Manager (as defined herein), the Members (as defined herein) of the Company and Jagged Peak Energy Inc., a Delaware corporation (“PubCo”).  Capitalized terms used herein shall have the meanings set forth in Article 2 unless otherwise defined herein.

WHEREAS, the Manager, as the then sole member of the Company, entered into that certain Limited Liability Company Agreement (the “Original Agreement”) of the Company, dated as of December 19, 2016;

WHEREAS, on January 25, 2017, in anticipation of an initial public offering of the common stock, par value $0.01 per share (“Common Stock”), of Jagged Peak Energy Inc., a Delaware corporation (“PubCo”), pursuant to, and as more fully described in, a registration statement filed with the United States Securities and Exchange Commission, Registration No. 333-215179 (the “Registration Statement”), the Members, Jagged Peak Energy LLC (“Jagged Peak Energy”), JPE Merger Sub LLC, a Delaware limited liability company (“Jagged Peak Merger Sub”), and the Company entered into that certain Master Reorganization Agreement (the “Master Reorganization Agreement”), which provides for the consummation of certain restructuring transactions (the “Reorganization”) prior to the Offering (as defined herein), including the execution and delivery of this Agreement;

WHEREAS, prior to the Reorganization, (i) each Member was a member of Jagged Peak Energy, (ii) PubCo was a wholly-owned subsidiary of Jagged Peak Energy and (iii) Jagged Peak Merger Sub was a wholly-owned subsidiary of PubCo;

WHEREAS, as part of the Reorganization and prior to the execution and delivery of this Agreement, (i) the Jagged Peak Energy Capital Interests and the Jagged Peak Energy Management Incentive Units were recapitalized (the “Recapitalization”) into a single class of units representing membership interests in Jagged Peak Energy (the “Jagged Peak Energy Units”) and (ii) the Members (other than Quantum) contributed to the Company 10,236,958 of the Jagged Peak Energy Units received in the Recapitalization in respect of their Jagged Peak Energy Management Incentive Units as set forth in the Master Reorganization Agreement;

WHEREAS, effective immediately following the execution and delivery of this Agreement and pursuant to the Master Reorganization Agreement, Jagged Peak Merger Sub shall merge (the “Merger”) with and into Jagged Peak Energy (with Jagged Peak Energy as the surviving company) and pursuant to the Merger (i) all of the outstanding membership interests in Jagged Peak Merger Sub shall be converted into 100% of the membership interests in Jagged Peak

Energy, and as a result, Jagged Peak Energy shall become a wholly owned subsidiary of PubCo and (ii) the outstanding Jagged Peak Energy Units shall be converted into shares of Common Stock, with each holder of Jagged Peak Energy Units receiving a number of shares of Common Stock equal to the number of Jagged Peak Energy Units held by such holder immediately prior to the Merger;

WHEREAS, as of the Effective Date and as a result of the Merger, the Company holds 10,236,958 shares of Common Stock (the “Original Common Stock”);

WHEREAS, the purpose of the Company is to serve as an employee benefit plan for employees and service providers of PubCo to provide for the issuance of Common Stock to such employee and service providers; and

WHEREAS, the Manager desires to amend and restate the Original Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the Effective Date, the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1
ORGANIZATION

1.1          Formation.  The Company has been organized as a Delaware limited liability company pursuant to the DLLCA.

1.2          Name.  The name of the Company shall be “JPE Management Holdings LLC.”  Subject to all applicable laws, all business of the Company shall be conducted in such name or under such other name or names as the Manager shall determine to be necessary.  The officers of the Company shall cause to be filed on behalf of the Company such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

1.3          Business.  The business of the Company shall be to serve as an employee benefit plan for employees and service providers of PubCo, which shall (i) hold and distribute in accordance with the terms of this Agreement the shares of Common Stock received by the Company in the Merger (together with certain other securities of PubCo or assets received by the Company as a result of the ownership of such Common Stock) to employees and service providers of PubCo and (ii) take all such other actions incidental or ancillary to the foregoing as the Manager and Quantum may determine to be necessary or desirable.  This Agreement shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

1.4          Places of Business; Registered Agent.  (a)    The address of the principal office and place of business of the Company shall be 1125 17th Street, Suite 2400, Denver, Colorado 80202.  The Manager may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as it deems advisable.  The registered office of the Company required by the DLLCA to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Manager may designate from time to time in the manner provided by law.  The Manager may designate additional offices and/or agents and may change any registered office or agent of the Company at any time as deemed advisable.

1.5          Term.  Pursuant to the DLLCA, the existence of the Company began on the date of the filing of the Certificate with the Secretary of State of Delaware and shall continue until it is terminated in accordance with Article 8.

1.6          Qualification in Other Jurisdictions.  The Manager shall have authority to cause the Company to do business in any jurisdiction only if such jurisdiction recognizes the limited liability of the Members to substantially the same extent as would be recognized for a limited liability company organized under the laws of the State of Delaware.  The Company will be qualified, formed, reformed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business if such qualification, formation, reformation or registration is necessary or desirable in order to protect the limited liability of the Members or to permit the Company lawfully to transact business.

1.7          No State Law Partnership.  No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than federal and state tax purposes.

1.8          Title to Company Property.  All property initially contributed to the Company or thereafter acquired by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in such property in his or its separate name or right.  The Company may hold its property in its own name or in the name of a nominee determined by the Manager.

ARTICLE 2
DEFINITIONS AND REFERENCES

2.1          Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means (a) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (b) any Person, ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, (c) any Person directly or indirectly Controlling, Controlled by or under common

Control with another Person, and (d) any officer, director, member or partner of, or any Person related by blood or marriage to, another Person or any Person described in subsection (a), (b) or (c) of this paragraph.  For purposes of this Agreement, (i) no Member shall be deemed to be an Affiliate of Quantum or any other Member and (ii) no Member shall be deemed to be an Affiliate of the Company.

“Agreement” has the meaning given to such term in the introductory paragraph.

“Approved Parties” has the meaning given to such term in Section 6.2(a).

“Award Letter” has the meaning given to such term in Section 3.4(a).

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the States of Colorado or Delaware.

“Capital Account” means the capital account maintained for any Member pursuant to the requirements set forth in Section C.1.2 of Exhibit A.

“Cause” will exist at any time after the happening of one or more of the following events: (a) the continued failure of a Member, after written notice is given and a reasonable opportunity to cure has been granted to such Member, to comply with the reasonable written directives of such Member’s Jagged Peak Employer, (b) the failure of a Member to comply in any material respect with the written terms of employment with or, in the case of an independent contractor, engagement by such independent contractor’s Jagged Peak Employer, (c) any willful misconduct of such Member resulting in material and demonstrable damage to the Jagged Peak Group, including, without limitation, theft, embezzlement or material misrepresentations or concealments on any written reports submitted to a Jagged Peak Employer, (d) a Member’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense involving acts of theft, fraud, embezzlement or similar conduct or (e) a material breach by a Member of written policies of such Member’s Jagged Peak Employer concerning employee discrimination or harassment, after written notice is given and a reasonable opportunity to cure has been granted to such holder, if such breach is capable of being cured without penalty or damages to such Jagged Peak Employer.

“CEO” means (i) for so long as Jaggers is employed by a Jagged Employer, Jaggers and (ii) at any other time, the current Chief Executive Officer of PubCo.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 16, 2016.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” has the meaning given to such term in the recitals.

“Company” has the meaning given to such term in the introductory paragraph.

“Confidential Information” means any information which is obtained by or on behalf of a Member from the Company relating to economic, financial, management or other aspects of the business of the Company, whether oral or in written form, but shall exclude any information which (a) has become generally available to the public (other than from wrongful disclosure in violation of this Agreement or any other applicable confidentiality agreement), or (b) was rightfully in the possession, from a source unrelated to the Company or its Affiliates, of a Member, the Manager or officer of the Company prior to the date such Member, Manager or officer first became such.

“Control”, “Controlling” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than fifty percent (50%) of the beneficial interest therein, (d) in the case of any other Entity, more than fifty percent (50%) of the economic or beneficial interest therein or (e) in the case of any Entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the Entity.

“Disability” means that a Member is unable to perform such Member’s duties or fulfill such Member’s obligations to such Member’s Jagged Peak Employer by reason of any medically determinable physical or mental impairment that lasts for (i) 180 consecutive days or (ii) any 180 days (whether or not consecutive) in any twelve-month period.

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et. seq., as it may be amended from time to time, and any successor to the DLLCA.

“Effective Date” has the meaning given to such term in the introductory paragraph.

“Entity” means any Person other than a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Executive Chairman” means the Executive Chairman of the board of directors of PubCo.

“Fiscal Year” means the 12-month period ending December 31 of each year; provided, however, that the first Fiscal Year shall commence on the Effective Date and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the final Fiscal Year to reflect that such period is less than a full calendar year period).

“Good Reason” means, with respect to any Member, the occurrence, without such Member’s express written consent of (i) a material reduction in such Member’s annual base salary; (ii) a relocation of such Member’s principal place of employment from the greater Denver metropolitan area; (iii) any breach by such Member’s Jagged Peak Employer of any material provision of any employment agreement entered into between such Member and such Jagged Peak Employer, if any; or (iv) a material diminution in such Member’s authority, duties or responsibilities or an adverse change in such Member’s reporting relationship; provided, however, that such Member gives written notice to such Member’s Jagged Peak Employer of the existence of such a condition within ninety (90) days of the initial existence of the condition, such Jagged Peak Employer has at least thirty (30) days from the date when such notice is provided to cure the condition (if such condition can be cured) without being required to make payments due to termination of employment, and such Member actually terminates such Member’s employment for Good Reason within six (6) months of the initial occurrence of any of the conditions above.

“Group I Member” means each of (i) Jaggers and his Permitted Transferees that hold Series A Units, (ii) Hinds and his Permitted Transferees that hold Series A Units, (iii) Howard and his Permitted Transferees that hold Series A Units and (iv) Petry and his Permitted Transferees that hold Series A Units.

“Hinds” means Gregory S. Hinds.

“Howard” means Robert W. Howard.

“Indemnitee” has the meaning given to such term in Section 5.3(a).

“Interest” means a membership interest of any class in the Company with all the rights and interests of a Member in any class in the Company under this Agreement and the DLLCA, including (a) the right, if any, of a Member to receive allocations of income and loss and distributions or liquidation proceeds under this Agreement and (b) all management rights, voting rights or rights to consent, if any.

“Jagged Peak Employer” means any member of the Jagged Peak Group that employs any Member.

“Jagged Peak Energy” has the meaning given to such term in the recitals.

“Jagged Peak Energy Capital Interests” means the Capital Interests of Jagged Peak Energy, as defined in the Jagged Peak Energy LLC Agreement.

“Jagged Peak Energy LLC Agreement” means the Limited Liability Company Agreement of Jagged Peak Energy, dated as of April 3, 2013, as amended by that certain First Amendment to the Limited Liability Company Agreement dated March 25, 2016.

“Jagged Peak Energy Management Incentive Units” means the Management Incentive Units of Jagged Peak Energy, as defined in the Jagged Peak Energy LLC Agreement.

“Jagged Peak Energy Units” has the meaning given to such term in the recitals.

“Jagged Peak Group” means all and any of PubCo and the subsidiaries of PubCo.

“Jagged Peak Merger Sub” has the meaning given to such term in the recitals.

“Jaggers” means Joseph N. Jaggers.

“Manager” means the Person designated to manage the business of the Company in the capacity as Manager pursuant to Article 5, which shall initially be Jaggers.

“Master Reorganization Agreement” has the meaning given to such term in the recitals.

“Members” means any holder of Series A Units, Series B Units or the Quantum Membership Interest or any Person with a Sharing Ratio.

“Net Agreed Value” means (a) in the case of any property contributed to the Company, the Gross Asset Value (as such term is defined in Exhibit A) of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to the Members by the Company, the Gross Asset Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by the Members upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Offering” has the meaning given to such term in the Master Reorganization Agreement.

“Original Agreement” has the meaning given to such term in the recitals.

“Original Common Stock” has the meaning given to such term in the recitals.

“Other Indemnitors” has the meaning given to such term in Section 5.3(g).

“Other Investments” has the meaning given to such term in Section 6.2(b).

“Permitted Transferee” means:

(a)   in the case of a Member that is an individual, (i) such Member’s spouse, (ii) such Member’s legally adopted or natural-born descendants of whatsoever generation, (iii) such other Persons as may be approved by Quantum, and (iv) an Entity Controlled by such Member whose only owners or beneficiaries are one or more of (w) such Member, (x) such Member’s spouse and (y) such Member’s legally adopted or natural-born descendants of whatsoever generation;

(b)   in the case of a Member that is an Entity (other than Quantum), (i) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are the natural person that is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of a majority of either (x) the outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of such Member or (y) the combined voting power of the outstanding equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of such Member, (ii) the spouse or adopted or natural-born descendants of the natural person described in clause (b)(i) of this definition or (iii) such natural person; and

(c) in the case of Quantum, any Affiliate thereof.

“Person” means an individual, an estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated organization, association or any other Entity.

“Petry” means Mark R. Petry.

“PubCo” has the meaning given to such term in the preamble.

“Recapitalization” has the meaning given to such term in the recitals.

“Registration Statement” has the meaning given to such term in the recitals.

“Reorganization” has the meaning given to such term in the recitals.

“Q-Jagged Peak Monetization” means the time at which Quantum has sold or otherwise disposed of, to a Person or Persons that are not Affiliates of Quantum, 95% of the shares of Common Stock received by Quantum in the Reorganization; provided, however, that a “Q-Jagged Peak Monetization” shall not be deemed to have occurred solely as the result of any merger, exchange, consolidation, reorganization or other business combination (i) pursuant to which shares of Common Stock are converted into or exchanged for voting securities of the surviving entity of such transaction or such entity’s parent and (ii) immediately following the consummation of which, all of the voting securities of such surviving entity or its parent, as applicable, are held, directly or indirectly, by the holders of Common Stock immediately prior to such transaction.

“Qualified CEO Successor” means (i) with respect to any CEO immediately following Jaggers, a CEO that has been approved by Jaggers in writing and (ii) with respect to any subsequent CEO, a CEO that has been approved by the board of directors of PubCo and, if

Jaggers is still employed by PubCo in any capacity or a member of the board of directors of PubCo, Jaggers.

“Quantum” means Q-Jagged Peak Energy Investment Partners, LLC, a Delaware limited liability company, and its successor(s) and permitted assigns.

“Quantum Membership Interest” has the meaning given to such term in Section 3.1.

“Series A Member” means any Member that holds Series A Units.

“Series A Scheduled Vesting Date” has the meaning given to such term in Section 3.3(a).

“Series A Units” has the meaning given to such term in Section 3.2.

“Series A Vesting Date” has the meaning given to such term in Section 3.3(a).

“Series B Units” has the meaning given to such term in Section 3.2.

“Sharing Ratio” means, with respect to any Member as of any time, (i) prior to the first anniversary of the Effective Date, the percentage obtained by dividing (A) the number of Unvested Series A Units held by such Member as of the Effective Date by (B) the total number of Unvested Series A Units as of the Effective Date, (ii) from and after the first anniversary of the Effective Date, the percentage obtained by dividing (A) the total number of Unvested Series A Units and Unvested Series B Units held by such Member that became Vested Series A Units or Vested Series B Units, as applicable, at any point prior to such time by (B) the total number of Unvested Series A Units and Unvested Series B Units that became Vested Series A Units or Vested Series B Units, as applicable, at any point prior to such time and (iii) from and after the third anniversary of the Effective Date, the percentage obtained by dividing (A) the number of Vested Series A Units and Unvested Series B Units held by such Member as of such time by (B) the total number of Vested Series A Units and Unvested Series B Units as of such time.

“Transfer” or “Transferred” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Interest.

“Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.

“Units” has the meaning given to such term in Section 3.2.

“Unvested Series A Units” has the meaning given to such term in Section 3.3(a).

“Unvested Series B Units” means Series B Units that remain unvested in accordance with the terms of the Award Letter under which such Series B Units were issued.

“Vested Series A Unit” has the meaning given to such term in Section 3.3(a).

“Vested Series B Units” means Series B Units that have vested in accordance with the terms of the Award Letter under which such Series B Units were issued.

“Year One Vesting Date” has the meaning given to such term in Section 3.3(a).

“Year Three Vesting Date” has the meaning given to such term in Section 3.3(a).

“Year Two Vesting Date” has the meaning given to such term in Section 3.3(a).

2.2          References, Titles and Other Rules of Construction.  All references in this Agreement to articles, sections, subsections, other subdivisions and exhibits refer to corresponding articles, sections, subsections, other subdivisions and exhibits of this Agreement unless expressly provided otherwise.  All exhibits and schedules attached to this Agreement shall be deemed a part of this Agreement for all purposes.  Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement, as amended, restated or otherwise modified, unless the context requires otherwise. The term “including” shall in all instances be deemed followed by the words, “without limitation.”  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 3
CAPITALIZATION AND MEMBERS

3.1          Members.  The Persons listed on Schedule I are hereby admitted as Members and are the sole Members of the Company as of the Effective Date.  Effective as of the Effective Date, Quantum shall be admitted as a Member and have a non-economic limited liability company interest in the Company (the “Quantum Membership Interest”).  Other than Quantum, only service providers or former service providers to PubCo are eligible to be admitted as Members.

3.2          Units; Issuance of Initial Units(a)   .  Each Member’s relative rights, privileges, preferences and obligations with respect to the Company are represented by such Member’s Interest.  The Interests in the Company (other than the Quantum Membership Interest) shall be designated as “Units” and shall be divided into two series of Units referred to as “Series A Units” and “Series B Units.”  The Company is authorized to issue 9,570,291 Series A Units and 666,667 Series B Units; provided, that the number of authorized Series A Units and Series B Units shall be increased or reduced, as applicable, as a result of the application of, and in accordance with, Sections 3.3(c), 3.3(d), 3.4(b), 3.4(c) and 3.4(e), if applicable.  Other than as set forth in the previous sentence, the number of authorized Units shall not be increased without the prior written consent of the Manager, Quantum and the holders of at least a majority of the outstanding Units.  On the Effective Date, the Company will issue to each Member listed on Schedule I the number and series of Units set forth opposite such Member’s name on Schedule I.  Upon the grant, vesting, forfeiture, reallocation or conversion of any Unvested Series A Units or Unvested Series B Units pursuant to Section 3.3 or Section 3.4, if applicable, the Manager shall, without the consent of any other Person, amend Schedule I to reflect the names of and number of Units held by the Members (and the Series A Scheduled Vesting Dates or other vesting dates applicable to such Units) after giving effect to the provisions of Section 3.3 and Section 3.4.

3.3          Series A Units.

(a)   The Series A Units issued on the Effective Date shall initially be unvested (“Unvested Series A Units”).  As of the Effective Date, each Member listed on Schedule I has been issued the number of Unvested Series A Units set forth opposite such Member’s name under the column titled “Unvested Series A Units” on Schedule I.  A portion of the Unvested Series A Units shall vest on each of the first anniversary of the Effective Date (the “Year One Vesting Date”), the second anniversary of the Effective Date (the “Year Two Vesting Date”) and the third anniversary of the Effective Date (the “Year Three Vesting Date” and, together with the Year One Vesting Date and the Year Two Vesting Date, each a “Series A Scheduled Vesting Date”) and at such other times as prescribed by this Agreement (the date of any such vesting, together with each Series A Scheduled Vesting Date, each a “Series A Vesting Date”).  Schedule I sets forth, with respect to each Member holding Unvested Series A Units, the number of Unvested Series A Units held by such Member that shall become vested (upon vesting, a “Vested Series A Unit”) on each Series A Scheduled Vesting Date; provided, that the holder of such Unit remains continuously employed by a Jagged Peak Employer from the Effective Date through the applicable Series A Scheduled Vesting Date.

(b)   Unvested Series A Units shall be subject to the following additional terms and conditions:

(i)            If a Series A Member’s employment with all members of the Jagged Peak Group is terminated as a result of the death or Disability of such Member, then all Unvested Series A Units held by such Member shall become Vested Series A Units upon such termination; provided that such Member remains employed by a Jagged Peak Employer through the date of such termination.

(ii)           If a Series A Member voluntarily terminates such Series A Member’s employment with all members of the Jagged Peak Group (other than, with respect to any Series A Member that is a Group I Member, for Good Reason), then the board of directors of PubCo shall have sole and absolute discretion to cause the Unvested Series A Units held by such Member to (A) remain Unvested Series A Units subject to the same vesting schedule applicable to such Unvested Series A Units prior to the termination, (B)

become Vested Series A Units, and/or (C) automatically be forfeited to the Company for zero consideration along with all rights arising from such Unvested Series A Units and from being a holder thereof, or any combination thereof, in each case effective as of such termination.

(iii)          If a Series A Member’s employment with all members of the Jagged Peak Group is terminated by such Jagged Peak Employer for Cause, then on the date of such termination, the Member shall automatically forfeit to the Company for zero consideration all Unvested Series A Units held by such Member and all rights arising from such Unvested Series Units and from being a holder thereof.

(iv)          If a Series A Member’s employment with all members of the Jagged Peak Group is terminated by a Jagged Peak Employer for any reason other than Cause or as a result of the death or Disability of such Member, then: (A) in the case of Jaggers (or any Series A Member that is a Permitted Transferee of Jaggers), then all Unvested Series A Units held by such Member shall become Vested Series A Units upon such termination and (B) in the case of all other Members, (1) if such termination was approved by (x) if Jaggers is serving as CEO, Executive Chairman or is otherwise employed by or a director of a Jagged Peak Employer at such time, Jaggers, or (y) if Jaggers is not serving as CEO, Executive Chairman or is otherwise employed by or a director of a Jagged Peak Employer at such time, by a Qualified CEO Successor, then all Unvested Series A Units held by such Member and all rights arising from such Unvested Series Units and from being a holder thereof shall automatically be forfeited to the Company for zero consideration or (2) (x) if such termination was not approved by (I) if Jaggers is serving as CEO, Executive Chairman or is otherwise employed by or a director of a Jagged Peak Employer at such time, Jaggers, or (II) if Jaggers is not serving as CEO, Executive Chairman or is otherwise employed by or a director of a Jagged Peak Employer at such time, by a Qualified CEO Successor or (y) if the CEO at such time is not a Qualified CEO Successor, then all Unvested Series A Units held by such Member shall become Vested Series A Units upon such termination.  For purposes of applying the provisions of this Section 3.3(b), at such time that Jaggers or a Qualified CEO Successor is no longer CEO and any successor CEO is hired by PubCo, Jaggers or such Qualified CEO Successor, as applicable, shall deliver written notice to the Company notifying the Company as to whether Jaggers or such Qualified CEO Successor, as applicable, approves of such successor CEO.

(v)           If a Series A Member that is a Group I Member voluntarily terminates such Group I Member’s employment with all members of the Jagged Peak Group for Good Reason, then all Unvested Series A Units held by such Group I Member shall become Vested Series A Units upon such termination; provided that such Group I Member remains employed by a Jagged Peak Employer through the date of such termination.

(vi)          For the avoidance of doubt, unless otherwise determined by the board of directors of PubCo, (i) any reference to a Series A Member’s employment shall include the employment of an employee of any Jagged Peak Employer if such Series A Member would be a Permitted Transferee of such employee if such employee was a Series A Member and (ii) any reference to the Unvested Series A Units held by a Series A Member shall include the Unvested Series A Units held by any Permitted Transferee of such Series A Member.

(vii)         Upon the occurrence of Q-Jagged Peak Monetization, all issued and outstanding Unvested Series A Units shall become Vested Series A Units.

(c)   At such time that any Unvested Series A Unit becomes a Vested Series A Unit, the Company shall distribute one share of Common Stock to the holder of such Vested Series A Unit, together with the shares of Common Stock, other securities in PubCo, cash, assets and any other rights distributed by PubCo to the Company in respect of such share of Common Stock after the Effective Date and prior to the time of such distribution (such distribution to be appropriately adjusted by the Manager to take into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Common Stock).  Following such distribution, such Vested Series A Unit shall be cancelled and shall no longer be outstanding and the number of Series A Units authorized pursuant to Section 3.2 shall be correspondingly reduced; provided, however, that in connection with the Year Three Vesting Date, such Series A Units shall not be cancelled and shall remain outstanding following such distribution.  The Company shall take such actions as are reasonably necessary to cause any share of Common Stock (or other security of PubCo) distributed pursuant to this Section 3.3(c) to be held of record in the name of the recipient thereof.

(d)   Upon the forfeiture of any Unvested Series A Units to the Company pursuant to this Section 3.3, (i) with respect to any such Unvested Series A Units (A) held by any Member other than a Group I Member or (B) held by any Group I Member and forfeited on or following the Year One Vesting Date, such forfeited Unvested Series A Units shall be reallocated among the then remaining Series A Members pro rata in proportion to their respective holdings of original Jagged Peak Energy Management Incentive Units set forth on Schedule II hereto and (ii) with respect to any Unvested Series A Units (A) held by a Group I Member and (B) forfeited prior to the Year One Vesting Date, such forfeited Unvested Series A Units shall automatically be converted into authorized but unissued Series B Units (and the number of Series A Units and Series B Units authorized pursuant to Section 3.2 shall be correspondingly reduced or increased, as applicable).  Any Unvested Series A Units allocated to a Series A Member pursuant to this Section 3.3(d) shall become Vested Series A Units pursuant the same terms and conditions as the other Series A Units held by such Series A Member, with such reallocated Unvested Series A Units being allocated among the remaining Series A Scheduled Vesting Dates applicable to such Series A Member pro rata based on the number of such Series A Scheduled Vesting Dates remaining as of the time of such reallocation of Unvested Series A Units.

3.4          Series B Units.

(a)   As of the Effective Date, each Member listed on Schedule I has been issued the number of Series B Units set forth opposite such Member’s name under the columns titled “Vested Series B Units” and “Unvested Series B Units” on Schedule I.  Following the Effective Date, Series B Units may be issued to any employee of a Jagged Peak Employer; provided, however, that the issuance of any Series B Units shall require the consent of the Board of Directors of PubCo and the Manager.  Recipients of Series B Units will be admitted as Members of the Company with respect to their Series B Units upon their execution of an Award Letter (an “Award Letter”) reflecting their agreement to be bound by all of the terms and conditions of this Agreement.  Series B Units shall vest or remain unvested in the manner and subject to the terms and conditions set forth in the applicable Award Letter under which such Series B Units were granted.  The terms and conditions of any Award Letter pursuant to which Series B Units are granted shall require the approval of the Manager and the Board of Directors of PubCo.

(b)   At such time that any Unvested Series B Unit becomes a Vested Series B Unit, the Company shall distribute one share of Common Stock to the holder of such Vested Series B Unit, together with the shares of Common Stock, other securities in PubCo, cash, assets and any other rights distributed by PubCo to the Company in respect of such share of Common Stock after the Effective Date and prior to the time of such distribution (such distribution to be appropriately adjusted by Quantum and the Manager to take into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Common Stock).  Following such distribution, such Vested Series B Unit shall be cancelled and shall no longer be outstanding and the number of Series B Units authorized pursuant to Section 3.2 shall be correspondingly reduced.  The Company shall take such actions as are reasonably necessary to cause any share of Common Stock (or other security of PubCo) distributed pursuant to this Section 3.4(b) to be held of record in the name of the recipient thereof.

(c)   Upon the forfeiture of any Unvested Series B Units to the Company pursuant to any Award Letter, (i) with respect to any such forfeiture occurring prior to the Year One Vesting Date, such Unvested Series B Units shall become unissued Series B Units and (ii) with respect to any such forfeiture occurring on or after the Year One Vesting Date and on or prior to the Year Three Vesting Date, such forfeited Unvested Series B Units shall be converted into Unvested Series A Units and be allocated among the then remaining Series A Members pro rata in proportion to their respective holdings of original Jagged Peak Energy Management Incentive Units set forth on Schedule II hereto (and the number of Series A Units and Series B Units authorized pursuant to Section 3.2 shall be correspondingly increased or reduced, as applicable).  Any Unvested Series A Units allocated to a Series A Member pursuant to this

Section 3.4(c) shall become Vested Series A Units pursuant the same terms and conditions as the other Series A Units held by such Series A Member, with such allocated Unvested Series A Units being allocated among the remaining Series A Scheduled Vesting Dates applicable to such Series A Member pro rata based on the number of such Series A Scheduled Vesting Dates remaining as of the time of such reallocation of Unvested Series A Units.

(d)   Upon the forfeiture of any Unvested Series B Unit to the Company pursuant to any Award Letter after the Year Three Vesting Date, one share of Common Stock, together with any other securities in PubCo, cash, assets and any other rights attributable to such share of Common Stock (such distribution to be appropriately adjusted by the Manager to take into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Common Stock), shall be distributed to the then remaining Series A Members pro rata in proportion to their respective holdings of original Jagged Peak Energy Management Incentive Units set forth on Schedule II hereto.

(e)   In the event any authorized Series B Units remain unissued as of immediately prior to the Year One Vesting Date, such Series B Units shall be converted into Unvested Series A Units and be allocated among the then remaining Series A Members pro rata in proportion to their respective holdings of original Jagged Peak Energy Management Incentive Units set forth on Schedule II hereto (and the number of Series A Units and Series B Units authorized pursuant to Section 3.2 shall be correspondingly reduced or increased, as applicable).  Any Unvested Series A Units allocated to a Series A Member pursuant to this Section 3.4(e) shall become Vested Series A Units pursuant to the same terms and conditions as the other Series A Units held by such Series A Member, with such reallocated Unvested Series A Units being allocated among the three Series A Scheduled Vesting Dates pro rata.

3.5          Fractional Units.  Any fractional Units that would otherwise be issued pursuant to this Agreement (including as a result of any forfeitures or reallocations described in this Article 3) shall be rounded to the nearest whole Unit (with any one-half Unit being rounded up to the nearest whole Unit).  For the avoidance of doubt, any such calculation shall be appropriately adjusted by the Manager and Quantum to ensure that, prior to the Year Three Vesting Date, the number of authorized Units equals the number of shares of Original Common Stock.

3.6          Return of Contributions.  No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member, except as otherwise specifically provided in this Agreement.  Loans by a Member to the Company shall not be considered capital contributions.

3.7          Admission of Members.  A new Member will be admitted as a Member of the Company with respect to its Interest upon the execution of a joinder agreement in a form reasonably satisfactory to the Manager reflecting its agreement to be bound by all of the terms and conditions of this Agreement.

ARTICLE 4
DISTRIBUTIONS; ALLOCATIONS AND WITHHOLDING

4.1          Distribution.  Except as set forth in Article 3, cash and other property shall be distributed to the Members pro rata in accordance with their respective Sharing Ratios at such times as the Manager and the Board of Directors of PubCo may elect.

4.2          Allocation Among Members.  All items of income, gain, deduction, loss and credit shall be allocated among the Members as provided in Exhibit A.

4.3          Withholding.  All amounts required to be withheld by the Company or PubCo pursuant to federal, state, local or foreign tax laws with respect to distributions to the Members, including the issuance of shares of Common Stock, pursuant to the terms of this Agreement shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.  The Company is hereby authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld by the Company or PubCo, as applicable, pursuant to federal, state, local or foreign law.  The Manager shall determine the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, shares of Common Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or distributed to the Member), other property, or any other legal consideration the Manager deems appropriate.  Notwithstanding anything to the contrary in this Agreement, in no event shall shares of Common Stock be issued to a Member pursuant to Section 3.3(c) or 3.4(b) unless and until such Member has satisfied any withholding obligation of the Company and PubCo with respect to such issuance.

ARTICLE 5
MANAGEMENT OF THE COMPANY

5.1          Manager Managed Company.  Except to the extent otherwise provided in this Agreement, the management, control and direction of the Company and its operations, business and affairs shall be vested in the Manager, which shall have the right, power and authority to carry out any and all of the purposes of the Company and to perform or refrain from performing any and all acts that the Manager may deem necessary, desirable, appropriate or incidental thereto, in its sole discretion.  The Members hereby designate Jaggers as the Manager.  The Manager may appoint such other officers as the Manager may determine.  Such officers shall have such responsibilities and authorities as designated by the Manager, subject to the applicable restrictions set forth herein and to the direction of the Manager.  Except as otherwise set forth in this Agreement, the Company shall not be entitled to (and the Manager may not authorize the Company to) Transfer any shares of Common Stock or other securities of PubCo held by the Company without the prior written consent of the Manager and Quantum.

5.2          Replacement of the Manager.  In the event that Jaggers is no longer the CEO, Executive Chairman or otherwise employed by or a director of any Jagged Peak Employer, the

Board of Directors of PubCo, with the approval of Quantum, shall select a replacement Manager.

5.3      Indemnification; Advancement of Expenses; Insurance; Limitation of Liability.

(a)   Except as limited by applicable law and subject to the provisions of this Section 5.3, each Manager, Member, “tax matters partner” and officer of the Company (each an “Indemnitee”) shall be entitled to be indemnified and held harmless against any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Manager, Member or officer of the Company, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred; provided, however, that no Indemnitee shall be indemnified under this Section 5.3 for any losses, liabilities or expenses arising out of the fraud, intentional misconduct, gross negligence, or willful or wanton misconduct of such Indemnitee.  The rights of indemnification provided in this Section 5.3 shall be in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of law and shall extend to such Indemnitee’s successors and assigns.  In particular, and without limitation of the foregoing, an Indemnitee shall be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the DLLCA or any other applicable statute.

(b)   Except as limited by applicable law, expenses incurred by an Indemnitee in defending any proceeding, including a proceeding by or in the right of the Company (except a proceeding by or in the right of the Company against such Indemnitee), shall be paid by the Company in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 5.3 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured and shall be accepted without regard to the financial ability of the Indemnitee to make repayment.

(c)   The indemnification provided by this Section 5.3 shall inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d)   No amendment or repeal of the provisions of this Section 5.3 which adversely affects the rights of any Indemnitee under this Section 5.3 with respect to the acts or omissions of such Indemnitee at any time prior to such amendment or repeal shall apply to such Indemnitee without the written consent of such Indemnitee.

(e)   Any indemnification pursuant to this Section 5.3 shall be made only out of the assets of the Company and shall in no event cause the Members to incur any personal liability nor shall it result in any liability of the Members to any third party.

(f)    None of the Manager, Members, “tax matters partner” or any of their respective Affiliates or any of their respective employees, agents, directors, managers and officers shall be liable to the Company for errors in judgment or for any acts or omissions that do not constitute fraud, intentional misconduct, gross negligence, or willful or wanton misconduct.  THE MEMBERS RECOGNIZE THAT SUCH EXCULPATION FROM LIABILITY RELATES TO ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE.  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that any Person engaged in fraud or willful misconduct, was grossly negligent or was guilty of willful or wanton misconduct.

(g)   The Company hereby acknowledges that an Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by such Indemnitee or its Affiliates (collectively, the “Other Indemnitors”).  The Company hereby agrees and acknowledges (i) that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary to the Company), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Other Indemnitors are express third party beneficiaries of the terms of this Section 5.3(h).

5.4      Insurance.  The Company shall acquire and maintain insurance, including D&O insurance, covering such risks and in such amounts as the Manager shall from time to time determine to be necessary or appropriate.

5.5      Tax Elections.  The Company shall make the following elections for tax purposes on the appropriate returns:

(a)   to the extent permitted by law, to adopt the Fiscal Year as the Company’s taxable year;

(b)   to the extent permitted by law, to adopt the accrual method of accounting and to keep the Company’s books and records on such method;

(c)   if a distribution of the Company’s property as described in section 734 of the Code occurs or upon a Transfer of an Interest as described in section 743 of the Code, on request by notice from any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of the Company’s properties;

(d)   to elect to deduct and amortize the organizational expenses of the Company as permitted by section 709(b) of the Code; and

(e)   any other tax election the Manager deems appropriate and in the best interests of the Members.

5.6      Tax Returns.  The Company shall prepare and file or cause to be prepared and filed all federal, state and local income and other tax returns that the Company is required to file.  Within seventy-five (75) days after the end of each Fiscal Year, the Company shall send or deliver, or shall cause to be sent or delivered, to each Person who was a Member at any time during such year such tax information as shall be reasonably required for the preparation by such Person of his federal income tax return and state and other tax returns.

5.7      Tax Matters Partner/Representative. (a)

(a)   The Members designate Jaggers, or such other Member as may be designated by the Manager, to be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code.  The Manager may change the Member who is designated the tax matters partner at any time.  The Member who is the tax matters partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code.  The tax matters partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.  Any Member who is designated as tax matters partner may not take any action contemplated by the Code without the consent of Members who hold in excess of fifty percent (50%) of the outstanding Units, and may not in any case take any action left to the determination of an individual Member under sections 6222 through 6231 of the Code.

(b)   The Manager may appoint and replace a partnership representative and authorize the partnership representative to take any and all actions determined by the Manager and permissible under Section 6223 of the Code and Treasury Regulations thereunder.  The Manager shall have the authority to amend this Section 5.7 to give effect to the provisions of the Bipartisan Budget Act of 2015 and any Treasury Regulations or other administrative pronouncements promulgated thereunder and each Member agrees to be bound by the provisions of any such amendment.

5.8      Classification.  The Company intends to be classified as a partnership for federal income tax purposes under Treasury Regulation §301.7701-3(c).  To the extent Treasury Regulation §301.7701-3 does not govern the state and local tax classification of the Company, the Manager shall take such action as may be permitted or required under any state and/or local law applicable to the Company to cause the Company to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for state and/or local income tax purposes.  In addition, neither the Company nor any Member may make an election under Treasury Regulation §301.7701-3(c) to treat the Company as an association taxable as a corporation or to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

5.9      Subsidiaries.  The Company, the Manager and each Member acknowledge and agree that the Company shall not form or acquire any subsidiaries unless otherwise agreed by the Manager and Quantum.

ARTICLE 6
RIGHTS OF MEMBERS

6.1      Rights of Members.  Each Member shall have the right to all information to which a Member is entitled to have access to pursuant to the DLLCA. Any demand for such information shall be made in writing and shall specify the purpose of such demand. Any information provided in response to such demand shall be subject to the confidentiality provisions of this Agreement and such other restrictions as the Manager and Quantum may determine is necessary or advisable to protect the Company’s interests in such information.

6.2      Limitations on Members.

(a)   Quantum and its representatives and Affiliates, the Members and the Manager (collectively, the “Approved Parties”) may have business interests and engage in business activities in addition to those related to the Company, including interests in and activities related to the businesses described in Section 1.3 or which are otherwise competitive with the business of the Company, and neither the Company nor any other Members shall have any rights in such other business interests or activities or in any income or profits therefrom.

(b)   The Members recognize that the Approved Parties (i) have participated, directly or indirectly, and will continue to participate in venture capital and other direct investments in Entities engaged in various aspects of the oil and gas industry that may be competitive with the business of the Company or its subsidiaries (“Other Investments”), (ii) may have interests in, participate with, assist and maintain seats on the board of directors or similar governing body of Other Investments and (iii) may develop opportunities for Other Investments.  In their positions with Other Investments, the Approved Parties may become aware of business opportunities that could be suitable for the Company, but the Members expressly acknowledge that the Approved Parties will not have any duty to disclose to the Company any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunities for itself.  Furthermore, the Members acknowledge that the Approved Parties have duties not to disclose confidential information of or related to Other Investments.  The Members agree that the activities of the Approved Parties relating to Other Investments that are contemplated by this Section 6.2(b) are not unreasonable and would not violate any duty of the Approved Parties to the Company or the Members.

(c)   The Members agree that, to the extent any court holds that any activity relating to any Other Investments is a breach of a duty to the Company or its Members, the Members hereby waive any and all claims and causes of action that they or the Company may have in connection with such activity; provided, however, that this sentence shall not constitute a waiver by the Members of any disclosure of Confidential Information by the Approved Parties in violation of Section 7.3.  The Members further agree that the waivers and agreements in this Agreement identify certain types and categories of activities which do not violate any duty of the Approved Parties to the Company or its Members and that such types and categories are not manifestly unreasonable.  The waivers and agreements in this Agreement apply equally to activities that have been conducted in the past and to activities conducted in the future.

6.3      Liability to Third Parties.  No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

6.4      Action by Members.  Except as expressly otherwise provided in this Agreement, all actions and decisions of the Members required hereunder in their capacity as such shall require approval of Members holding more than fifty percent (50%) of the Units.  If there is any matter that requires the approval of the Manager, Quantum or the board of directors of PubCo, such approval will be sufficient to authorize the Company to take that action and no further vote or approval of the Members of the Company will be necessary or required under the terms of this Agreement.  The Members entitled to vote may make any decision or take any action at a meeting, by conference telephone call, by written consent, by oral agreement or by any other method they elect.

ARTICLE 7
BOOKS, REPORTS, BUDGET, EXPENSES AND CONFIDENTIALITY

7.1      Books and Records; Capital Accounts.

(a)   The Company shall keep the books of account for the Company in accordance with the terms of this Agreement and the DLLCA.  Such books shall be maintained at the principal office of the Company.

(b)   The Company shall maintain for each Member a separate Capital Account in accordance with Section C.1.2 of Exhibit A.

7.2      Bank Accounts.  The Manager may cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all receipts of the Company.

7.3      Confidentiality.

(a)   No Member shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member other than for the purpose of conducting the business of the Company or performing its duties and obligations hereunder or under an applicable employment or consulting agreement, or to the extent a Member is required to disclose such Confidential Information (i) due to a subpoena or court order or other legal process, (ii) if such Member testifies in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Member requests confidential treatment for such Confidential Information, or (iii) in order to enforce his, her or its rights under this Agreement; provided, however, that Quantum may disclose Confidential Information to its Affiliates, investors, advisors and representatives so long as such parties are subject to confidentiality provisions in Quantum’s constituent documents or otherwise or to any regulatory or other governmental authority that regulates Quantum to the extent disclosure is required by such authority.  In addition, each Member agrees not to disclose the identity of any of the investors of Quantum without such Entities’ prior approval, unless required to make the disclosure under applicable law or pursuant to legal process.  Each Member shall, and shall cause each of its Affiliates, and its and their respective directors, officers, members, partners, investors, employees, representatives and agents (i) to comply with this Section 7.3, (ii) to refrain from using any Confidential Information other than in connection with the conduct of the business of the Company, and (iii) to refrain from disclosing any Confidential Information to a Person known to be a competitor of the Company; provided, however, that the foregoing shall not prohibit Quantum from utilizing Confidential Information in connection with Other Investments, if such Confidential Information is acquired from a source other than the Company, provided, that source is not known by Quantum to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such Confidential Information.  In connection with the foregoing, Quantum represents that its partnership or other formation agreements contain provisions that generally require, subject to certain limited exceptions, each limited partner, member or other owner to maintain in strict confidence any and all material, nonpublic information concerning the operations, business, or affairs of entities in which they invest, including such information relating to the Company.  If a Member is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Manager and Quantum of such notice and provide the Manager and Quantum the opportunity to resist such disclosure by appropriate proceedings.

(b)   No Member shall disclose to any other party (excluding such Member’s spouse, accountants, financial advisors, lenders, legal counsel and Permitted Transferees) any information relating to the terms of this Agreement without the prior written consent of the Manager; provided, however, that Quantum may disclose the terms of this Agreement to its Affiliates, investors, advisors and representatives.  No announcement about the formation of the Company pursuant to this Agreement will be made without the advance notice to and prior written consent of Quantum.

(c)   For the avoidance of doubt, nothing in this Section 7.3 shall limit or otherwise restrict in any manner the ability of Quantum or PubCo to disclose Confidential Information in its sole discretion.

ARTICLE 8
WINDING UP, LIQUIDATION AND TERMINATION

8.1      Winding Up.  The Company shall be wound up upon the earliest to occur of any of the following:

(a)   at the election of the Manager and Quantum at any time; or

(b)   the entry of a decree of judicial dissolution of the Company under the DLLCA.

8.2      Liquidation and Termination.  Upon the occurrence of an event requiring the winding up of the Company, unless it is reconstituted pursuant to the DLLCA, the Manager or a Person or Persons selected by the Manager shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein.  The steps to be accomplished by the liquidator are as follows:

(a)   As promptly as possible after an event requiring the winding up of the Company and again after final liquidation, the liquidator, if requested by Quantum, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which an event requiring the winding up of the Company occurs or the final liquidation is completed, as appropriate.

(b)   The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).  After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that, upon the consent of the Manager, the liquidator may distribute such properties in kind.  All gain, loss, and amount realized on such sales shall be allocated to the Members as provided in Exhibit A, and the Capital Accounts of the Members shall be adjusted accordingly.  In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Members as provided in Exhibit A by the amount of any gains or losses that would have been recognized by the Members if such properties had been sold for their fair market value.  The liquidator shall then distribute the remaining proceeds of such sales pro rata among the Members in proportion to their respective Sharing Ratios as of such time.

(c)   Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the DLLCA and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.  Upon the completion of the distribution of Company cash and property as provided in this Section 8.2 in connection with the liquidation of the Company, the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled and such other activities as may be necessary to terminate the Company shall be taken by the liquidator.

(d)   Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

ARTICLE 9
TRANSFER OF INTERESTS

9.1      Limitation on Transfer.

(a)   Except as provided in Section 9.2, no Member, nor its successors, transferees or assigns, shall, directly or indirectly, voluntarily or involuntarily, Transfer all or any portion of its Interest without compliance with the terms and conditions of this Agreement and any attempted Transfer of an Interest that is not made in accordance with this Agreement shall be null and void and shall have no effect.

(b)   Notwithstanding that a Member is permitted to Transfer any Interest in accordance with Section 9.2, such Transfer shall not be permitted (i) unless and until the purchaser, assignee, donee or transferee thereof agrees in writing to take and accept such Interest subject to all of the restrictions, terms and conditions contained in the Certificate and this Agreement, the same as if it were a signatory party thereto and hereto, or (ii) if such Transfer would cause the Company to be unable to maintain its status as a partnership for federal income tax purposes.  The Company will not be required to recognize any permitted assignment of an Interest until the instrument conveying such Interest and assuming all obligations under this Agreement has been delivered to the Company and is satisfactory to the Company in its reasonable discretion.

(c)   Notwithstanding that a Member is permitted to Transfer any Interest in accordance with Section 9.2, during the twelve months following the Effective Date no Member may Transfer an Interest to the extent such Transfer would result in a termination of the Company under Section 708 of the Code.

9.2      Related Parties.  The provisions of Section 9.1(a) shall not apply to any Transfer by a Member of such Member’s Interest to such Member’s Permitted Transferees.

9.3      Transferees.  A Permitted Transferee of a Member who receives a Transfer of such Member’s Interest shall be entitled to receive the share of Company income, gains, losses, deductions, credits and distributions to which its transferor would have been entitled.  However, the transferee of any Interest shall not become a Member of the Company unless:  (a) the instrument of assignment so provides and (b) such transferee agrees in writing to be bound as a Member by this Agreement, the Certificate and any other agreements then existing by and among the Members.  Upon becoming a Member, such transferee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall succeed to the status of, its predecessor, and shall in all respects be a Member under this Agreement.  The use of the term “Member” in this Agreement shall be deemed to include any such additional Members.  Until such transferee is admitted as a Member pursuant to this Section 9.3, (a) such transferee shall not be entitled to participate in the management of the Company or to exercise any voting or other rights or powers of a Member, except for the rights described in the first sentence of this Section 9.3, and (b) the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Interest Transferred.

ARTICLE 10
MISCELLANEOUS

10.1    No Fiduciary Duties.  Nothing contained in this Agreement shall be deemed to create for any purpose whatsoever any fiduciary or other similar duties between the Members, or any fiduciary or other similar duties by the Manager to the Members or to the Company that may be imposed by law upon the Manager or a Member by virtue of its status as a “manager” or “member” (as such terms are used in the DLLCA) of a Delaware limited liability company (in each case other than the implied contractual covenant of good faith and fair dealing).

10.2    Notices.  Any notice or communication given pursuant this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received on the third day after a registered or certified letter containing such notice, properly addressed with postage prepaid is deposited in the United States mail; and, if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed.  Such notices or communications to be sent to a Member shall be given to such Member at the address given for such Member on such Member’s signature page attached hereto.  Such notices or communications to be sent to the Company shall be given at the following address: 1125 17th Street, Suite 2400, Denver, Colorado 80202, Attention: Chief Executive Officer, with a copy to 1401 McKinney Street, Suite 2700, Houston, TX 77010, Attention: General Counsel.  Any party hereto may designate any other address in substitution for the foregoing address to which such notice shall be given by five (5) days’ notice duly given hereunder to the other parties.

10.3    Entire Agreement.  This Agreement, and any ancillary agreement relating thereto, including an Award Letter, is the entire agreement between the parties hereto concerning the subject matter hereof and no warranties, representations, promises or agreements have been made between the parties other than as expressly set forth herein.  This Agreement supersedes any previous agreement or understanding between the parties hereto relating to the subject matter hereof.

10.4    Governing Law and Waiver of Jury Trial.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  This Agreement is intended to comply with the requirements of the DLLCA and the Certificate.  In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the DLLCA or any provision of the Certificate, the DLLCA and the Certificate, in that order of priority, will control.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.5    Waiver of Action for Partition.  Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

10.6    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective permitted heirs, legal representatives, successors and assigns.

10.7    Amendment. This Agreement may be amended only by the written agreement of the Manager and Quantum.

10.8    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute a single document.

10.9    Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.10  No Waiver.  The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

10.11      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances is for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other Persons or circumstances will not be affected thereby, but rather are to be enforced to the greatest extent permitted by law.

10.12      Public Statements.  The Members shall consult with one another with regard to all publicity and other releases concerning this Agreement and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, no Member shall issue any publicity or other press release concerning this Agreement without the approval of the Manager and Quantum.

10.13      No Third Party Beneficiaries.  This Agreement is intended for the exclusive benefit of the Members and their respective personal representatives, successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

10.14      Execution in Writing.  A facsimile, telex, or similar transmission by a Member or the Manager, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member or the Manager, shall be treated as an execution in writing for purposes of this Agreement.

10.15      Reimbursement of Expenses.  PubCo hereby agrees to pay or otherwise reimburse the Company for all costs and expenses incurred by Company. PubCo shall have the right to review all source documentation concerning such costs and expenses upon a reasonable notice and during regular business hours.

[The remainder of this page is intentionally blank]

[Signature pages follow]

IN WITNESS WHEREOF, each undersigned has executed or caused to be executed on its behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

Manager:

/s/ Joseph N. Jaggers
Joseph N. Jaggers

Address:

1125 17th Street, Suite 2400
Denver, Colorado 80202

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OF

JPE MANAGEMENT HOLDINGS LLC

Members:

Q-JAGGED PEAK ENERGY INVESTMENT PARTNERS, LLC

By:	/s/ James V. Baird
Name:	James V. Baird
Authorized Person

Address:

1401 McKinney Street, Suite 2700
Houston, Texas 77010
Attention: General Counsel

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OF

JPE MANAGEMENT HOLDINGS LLC

Solely for purposes of Section 10.15:

JAGGED PEAK ENERGY INC.

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers
Authorized Person

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OF

JPE MANAGEMENT HOLDINGS LLC

SCHEDULE I
MEMBERS AND CERTAIN INFORMATION

Schedule maintained at the offices of the Company.

SCHEDULE II
JAGGED PEAK MANAGEMENT INCENTIVE UNITS

Schedule maintained at the offices of the Company.

EXHIBIT A
ALLOCATIONS AND TAX PROCEDURES

A.1                             Definitions.  Capitalized words and phrases used in this Exhibit A have the respective meanings ascribed to them in the Limited Liability Company Agreement of Jagged Peak Energy LLC dated effective April 3, 2013 (the “Agreement”) except as otherwise provided below.  As used in this Exhibit A, the following terms shall have the following meanings:

A.1.1                   “Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

A.1.1(a)                            To each Member’s Capital Account there shall be credited (i) the amount of cash and the Gross Asset Value of any assets contributed by the Member under the Agreement, (ii) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section A.4 or Section A.5 hereof, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.  The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(d)(2).

A.1.1(b)                            To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of the Agreement, (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section A.4 or Section A.5 hereof, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

A.1.1(c)                             In the event all or a portion of a Member’s Interest is Transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

A.1.1(d)                            In determining the amount of any liability for purposes of Section A.1.1(a) and Section A.1.1(b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.

A.1.1(e)                             The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. §1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.  In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with Treas. Reg. §1.704-1(b), the Manager may make such modification, provided, that it does not have an adverse effect on the amount or timing of a distribution to any Member pursuant to the Agreement.  The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Treas. Reg. §1.704-1(b), provided, that, such adjustment may not have an adverse effect on any Member who does not consent to such adjustment.

A.1.2                   “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.

A.1.3                   “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

A.1.3(a)                            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Manager.

A.1.3(b)                            The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking section 7701(g) of the Code into account) as determined by the Manager, as of the following times:  (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest in the Company, (iii) the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g), and (iv) the grant of more than a de minimis interest in the Company in consideration for the provision of services to or for the benefit of the Company by a new or existing Member; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

A.1.3(c)                             The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking section 7701(g) of the Code into account) of such asset on the date of distribution.

A.1.3(d)                            The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of “Profits” and “Losses” and Section A.4.3 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Manager determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

A.1.3(e)                             If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation or cost recovery deductions taken into account with respect to such asset for purposes of computing Profits and Losses.

A.1.4                   “Partially Adjusted Capital Account” shall mean with respect to any Member and any Fiscal Year, the Capital Account of such Member at the beginning of such Fiscal Year, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such year and all special allocations pursuant to Section A.4 (other than Section A.4.3) and Section A.5 hereof with respect to such Fiscal Year, but before giving effect to any allocations of Profits and Losses for such Fiscal Year pursuant to Section A.2 and Section A.3.

A.1.5                   “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the aggregate (if positive or negative respectively) of the Company’s items of income or loss for federal income tax purposes for such Fiscal Year, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication) as to such items:

A.1.5(a)                            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss.

A.1.5(b)                            Any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(l), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss.

A.1.5(c)                             In the event the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

A.1.5(d)                            Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

A.1.5(e)                             To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or section 743(b) of the Code is required pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

A.1.5(f)                              Any items which are specially allocated pursuant to Section A.4 or Section A.5 hereof shall not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section A.4 or Section A.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

A.1.6                   “Regulatory Allocations” has the meaning set forth in Section A.5 hereof.

A.1.7                   “Target Capital Account” means, with respect to any Member and for any Fiscal Year,:

A.1.7(a)                            The amount, if any, that a Member would receive pursuant to the provisions hereof if all Company assets were sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to any nonrecourse liability, to the Gross Asset Value of the assets securing each such liability), and the remaining assets were distributed in full to the Members pursuant to Article 8 of the Agreement, all as of the last day of such year.

A.1.7(b)                            Less, the contribution that such Member would be required to make pursuant to Section 8.2(c) of the Agreement immediately prior to the hypothetical distribution that is described in Section A.1.7(a).

A.1.8                   “Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.

A.2                             Profits.  After giving effect to the special allocations set forth in Section A.4 and Section A.5 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:

Profits for any Fiscal Year shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year.  No portion of the Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.

A.3                             Losses.  After giving effect to the special allocations set forth in Section A.4 and Section A.5 hereof, Losses for any Fiscal Year shall be allocated as set forth in Section A.3.1 below, subject to the limitation in Section A.3.2 below:

A.3.1                   Losses for any Fiscal Year shall be allocated among the Members in proportion to the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year.

A.3.2                   The Losses allocated pursuant to Section A.3.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section A.3.1, the limitation set forth in this Section A.3.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. §1.704-1(b)(2)(ii)(d).

A.4                             Special Allocations.  The following special allocations shall be made in the following order and priority:

A.4.1                   Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §§1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section A.4.1 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit A have been tentatively made as if this Section A.4.1 were not in this Exhibit A.  This Section A.4.1 is intended to comply with the qualified income offset requirement in Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

A.4.2                   Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement or this Exhibit A and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section A.4.2 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in the Agreement or this Exhibit A have been made as if Section A.4.11 hereof and this Section 2 were not in this Exhibit A.

A.4.3                   Section 754 Adjustment.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Sharing Ratios in effect at the time of such adjustment in the event that Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) applies.

A.4.4                   Additional Allocations.  The following special allocations shall be made:

A.4.4(a)                            If the Company has Profits for any Fiscal Year (determined before giving effect to any allocation pursuant to this Section A.4.4(a)), any Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of Member deduction or loss for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account.  In the event the Company has insufficient items of deduction and loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of deduction and loss shall be divided among such Members in proportion to their differences.

A.4.4(b)                            If the Company has a Loss for any Fiscal Year (determined prior to giving effect to any allocation pursuant to this Section A.4.4(b)), any Member whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Company income or gain for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account.  In the event the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among such Members in proportion to such differences.

A.4.4(c)                             The availability of items of income, gain, loss or deduction to be specially allocated pursuant to this Section A.4.4 shall be determined after giving full effect to all of the preceding provisions of Section A.4.

A.5                             Intent of Allocations.  The parties intend that the allocation provisions of this Exhibit A shall produce final Capital Account balances of each of the Members that will permit liquidating distributions in accordance with Article 8 of the Agreement to be equal to the Capital Account balance of each Member immediately before such liquidating distributions. To the extent that the allocations required in this Exhibit A would fail to produce such final Capital Account balances, (i) such allocation provisions shall be amended by the Manager if and to the extent necessary to produce such result and (ii) items of Company income, gain, loss, or deduction for prior open taxable years shall be reallocated by the Manager among the Members to the extent it is not possible to achieve such result with allocations of Company income, gain, loss, or deduction for the current taxable year and future taxable years.

A.6                             Other Allocation Rules.

A.6.1                   Profits, Losses or any other items allocable to any period shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under section 706 of the Code and the Treasury Regulations thereunder.

A.6.2                   The Members are aware of the income tax consequences of the allocations made in the Agreement and hereby agree to be bound by the provisions of the Agreement in reporting their shares of Company income and loss for income tax purposes.

A.7                             Tax Allocations; Section 704(c) of the Code.

A.7.1                   In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross

Asset Value (computed in accordance with subparagraph (a) of the definition of “Gross Asset Value”).  The Manager shall select a method for amortizing Section 704(c) gain or loss and reverse Section 704(c) gain or loss as applicable under Treas. Reg. §1.704-3(c) with respect to each item of contributed property.

A.7.2                   In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Treasury Regulations thereunder.

A.7.3                   Subject to Section A.8, any elections or other decisions relating to such allocations shall be made by the Manager.  Allocations pursuant to this Section A.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the Agreement.

A.7.4                   Except as otherwise provided in the Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as the corresponding item of income, gain, loss and deduction was allocated for Capital Account purpose.  For purposes of determining the nature (as ordinary or capital) of any Company gain allocated among the Members for Federal income tax purposes pursuant to the Agreement, the portion of such gain required to be recognized as ordinary income pursuant to section 1245 and/or section 1250 of the Code shall be deemed to be allocated among the Members in accordance with Treas. Reg. §§1.1245-1(e)(2) and 1.1250-1(f).  Notwithstanding any other provision herein to the contrary, in the event that any deductions that have been allocated to the Members are recaptured, the recaptured amounts will be allocated to the Members that received the deductions

A.8                             Reliance on Advice of Accountants and Attorneys.  The Manager will have no liability to the Members or the Company if the Manager relies upon the written opinion of tax counsel or accountants retained by the Company with respect to all matters (including disputes) relating to computations and determinations required to be made under this Exhibit A or other related provision.